The American Funds Tax-Exempt Series II
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$51,544
Class B	$294
Class C	$3,233
Class F1	$3,509
Class F2	$1,694
Total	$60,274

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6513
Class B	$0.5324
Class C	$0.5241
Class F1	$0.6353
Class F2	$0.6734

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	74,644
Class B	425
Class C	5,563
Class F1	5,030
Class F2	2,526
Total	88,188

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.32
Class B	$16.32
Class C	$16.32
Class F1	$16.32
Class F2	$16.32